EXIBIT 99.1

DecisionPoint Systems Reports Third Quarter 2011 Results

Revenue Increases to $16.4 Million, 24% Above Prior Quarter

Achieved Positive Net Income

FOOTHILL RANCH, CA – November 11, 2011 – DecisionPoint Systems, Inc. (OTC.BB: DPSI), a leading enterprise mobility and RFID systems integrator, reported financial results for the third quarter ended September 30, 2011.

Highlights of Third Quarter Ended September 30, 2011:

➢	Revenue grew 24% from the second quarter ended June 30, 2011
➢	Completed the integration of CMAC
➢	Gross margin expanded to 20.9%, versus 18.0% in third quarter of 2010
➢	Achieved positive net income

Revenue in the third quarter of 2011 was $16.4 million, compared to $16.4 million in the same period a year ago and $13.2 million in the second quarter ended June 30, 2011. Revenue was flat year-over-year due to a decrease in sales to large retail-based customers offset by the revenue earned by CMAC, which was acquired on December 31, 2010. The sequential revenue increase was driven by the full integration of CMAC as well as increased sales of field mobility solutions and the abatement of product shortages which negatively impacted revenue during the first half of 2011.

Gross profit in the third quarter of 2011 was $3.4 million, compared to $3.0 million in the same period of 2010 and $2.7 million in the June 30, 2011 quarter.  Gross profit margin was 20.9%, compared to 18.0% in the same period a year ago and 20.2% in the second quarter of 2011. The increase in the gross margin as compared to both prior periods was primarily due to reduced costs and improved utilization.

Selling, general and administrative expenses in the third quarter of 2011 were $3.3 million, compared to $2.5 million in the same period a year ago and $3.5 million in the second quarter of 2011. The year-over-year increase in the third quarter was the result of additional costs and personnel related to the Company’s acquisition of CMAC of approximately $0.6 million. The sequential decline was due to the completion of the Company’s merger with Comamtech in the second quarter of 2011, resulting in no additional associated expenses.

Operating income in the third quarter was $0.2 million, compared to operating income of $0.5 million for the same period a year ago and a loss from operations of $(0.8) million in the quarter ended June 30, 2011.

Other income included a net gain of approximately $0.3 million, net of transaction expenses, due to the sale and transfer of the Company’s interest in a debenture which was originally received as part of the merger with Comamtech that was completed in June 2011.

Net income for the third quarter of 2011 was approximately $54,000 or $0.01 per share, compared to a net loss of $(122,000), or $(0.03) per share, in the same period a year ago and a net loss of $(3.9) million, or $(0.83) per share, in the second quarter of 2011, which included a $2.7 million non-cash charge related to early debt extinguishment.

Revenue for the nine months ended September 30, 2011 was $42.5 million, compared to $40.8 million in the year ago period. Gross profit was $8.4 million for the nine months ended September 30, 2011, compared to $7.5 million for the nine months ended September 30, 2010. Gross profit margin was 19.8%, compared to 18.4% in the same period a year ago. Selling, general and administrative expenses were $10.3 million for the nine months ended September 30, 2011, compared to $7.4 million for the nine months ended September 30, 2010. Net loss for the first nine months of 2011 was $(5.2) million, or $(1.00) per share, compared to a net loss of $(2.2) million, or $(0.68) per share, in the same period a year ago. Included in the net loss for the first nine months of 2011 was a one-time, non-cash expense for debt extinguishment of $(2.7) million.

“Strong execution and new product introductions drove 24% sequential revenue growth and gross margin expansion in the third quarter,” said Nicholas Toms, CEO of DecisionPoint. “Our field mobility solutions continue to produce strong results and the pipeline of opportunities in our retail and warehouse and distribution segments continues to expand. The ongoing trend in our revenue mix in favor of software and professional services combined with our improving utilization and continuing focus on cost control has resulted in the sustainable gains in gross margin that we recorded this quarter.

“Retail solution sales have begun to bounce back as the industry is in the beginning stages of a technology upgrade that will enhance retailers own competitiveness. Our tablet-based assisted shopping solution suite for in-store applications is a revenue generation and productivity tool that is gaining acceptance with existing and new retail customers. In field mobility applications our major wireless carrier partners are embracing our Grapevine Push-to-Talk solution for enterprise and small business applications.  These encouraging demand trends reinforce our belief that revenue will continue to grow, resulting in the consistent generation of positive net income.”

Forward-Looking Statements
Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

About DecisionPoint Systems, Inc.
DecisionPoint Systems, Inc. (OTC.BB:DPSI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit www.decisionpt.com/news.php.

Company Contact:
Donald W. Rowley
Chief Financial Officer
DecisionPoint Systems, Inc.
Tel 949-465-0065 x105

Investor Relations Contacts:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com

	September 30,	December 31,
	2011	2010
ASSETS		(Restated)
Current assets
Cash	$193,916	$315,169
Accounts receivable, net	9,695,152	12,575,597
Other receivables	1,508,803	-
Inventory, net	599,788	898,465
Deferred costs	2,763,645	3,562,654
Deferred tax assets	55,000	55,000
Prepaid expenses	374,649	457,863
Total current assets	15,190,953	17,864,748

Property and equipment, net	95,059	100,070
Other assets, net	202,146	173,465
Deferred costs, net of current portion	1,349,528	1,414,851
Goodwill	5,538,466	5,508,864
Intangible assets, net	2,342,750	2,729,000
Total assets	$24,718,902	$27,790,998

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$8,673,009	$10,364,368
Accrued expenses and other current liabilities	2,336,787	5,368,060
Line of credit	2,383,649	4,364,221
Current portion of debt	1,000,000	1,000,000
Unearned revenue	4,494,422	5,714,434
Total current liabilities	18,887,867	26,811,083

Long term liabilities
Unearned revenue, net of current portion	1,884,476	1,850,440
Debt, net of current portion and discount	1,213,766	1,940,000
Interest payable	60,000	60,000
Total liabilities	22,046,109	30,661,523

Commitments and contingencies

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 500,000 designated
Series A Cumulative Convertible Preferred, 500,000 designated Series B
Cumulative Convertible Preferred and 5,000,000 designated Series C Cumulative
Convertible Preferred, 1,816,289 and 400,955 shares issued and outstanding, including cumulative and imputed preferred dividends of $308,253 and $130,738,
and with a liquidation preference of $10,625,175 and $1,485,738, respectively	6,192,319	1,485,738
Common stock, $0.001 par value, 100,000,000 shares authorized,
8,182,791 and 5,080,970 shares issued and outstanding, respectively	8,183	5,081
Additional paid-in capital	14,480,534	8,238,995
Accumulated deficit	(17,078,251)	(11,576,776)
Unearned ESOP shares	(929,992)	(1,023,563)
Total stockholders' equity (deficit)	2,672,793	(2,870,525)

Total liabilities and stockholders' equity (deficit)	$24,718,902	$27,790,998

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
		(Restated)		(Restated)

Net sales	$16,446,541	$16,414,168	$42,471,307	$40,774,472

Cost of sales	13,007,116	13,463,533	34,042,818	33,260,116

Gross profit	3,439,425	2,950,635	8,428,489	7,514,356

Selling, general and administrative expense	3,274,994	2,469,145	10,267,641	7,389,011

Operating income (loss)	164,431	481,490	(1,839,152)	125,345

Other expense:
Interest expense	230,982	444,047	1,003,597	1,407,445
Loss on debt extinguishment	24,098	-	2,665,157	-
Other (income) expense, net	(372,486)	116,717	(295,702)	825,696
Total other (income) expense	(117,406)	560,764	3,373,052	2,233,141

Net income (loss) before income taxes	281,837	(79,274)	(5,212,204)	(2,107,796)

Provision for income taxes	13,450	23,168	21,173	75,735

Net income (loss)	268,387	(102,442)	(5,233,377)	(2,183,531)

Cumulative preferred stock dividends	(213,898)	(19,500)	(268,098)	(58,500)

Net income (loss) attributable to common shareholders	$54,489	$(121,942)	$(5,501,475)	$(2,242,031)

Net income (loss) per share -
Basic	$0.01	$(0.03)	$(1.00)	$(0.68)
Diluted	$0.01	$(0.03)	$(1.00)	$(0.68)

Weighted average shares outstanding -
Basic	7,320,328	3,499,060	5,493,530	3,308,664
Diluted	7,417,555	3,499,060	5,493,530	3,308,664

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